Exhibit 4.7

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AGREEMENT

THIS AGREEMENT (this “Agreement”), is made as of July 2, 2009, by and among Oak Pacific Interactive, an exempted company incorporated under the Companies Law (2007 Revision) of the Cayman Islands (the “Company”) and SOFTBANK CORP. (the “Investor”).

RECITALS

Whereas, the Company and Investor entered into that certain Series D Securities Purchase Agreement, dated as of April 4, 2008 (the “Purchase Agreement”), providing, inter alia, for the Company’s sale and issuance of (i) Series D Preferred Share Purchase Warrants of the Company convertible pursuant to their terms into 10,071,763 Series D Preferred Shares with par value US$0.01 each (the “Original 2009 Series D Warrants”) and (ii) Series D Preferred Share Purchase Warrants of the Company convertible pursuant to their terms into 20,143,525 Series D Preferred Shares with par value US$0.01 each (the “Original 2010 Series D Warrants”).

Whereas, as of the date hereof, the Company and Investor have amended and restated the Original 2009 Series D Warrants (such amended and restated warrants are referred to herein as the “A&R 2009 Series D Warrants”).

Whereas, as of the date hereof, the Company and Investor have amended and restated the Original 2010 Series D Warrants (such amended and restated warrants are referred to herein as the “A&R 2010 Series D Warrants”).

Whereas, pursuant to (i) Section 2.1(f) of that certain Amended and Restated Voting Agreement, dated as of April 4, 2008, by and among the parties thereto (the “Voting Agreement”) and (ii) Section 7.6(c) of the Company’s Amended and Restated Memorandum and Articles of Association (the “M&AA”), Investor was awarded the right to appoint one director to the Company’s board of directors (the “Board”) upon the closing of the transactions contemplated by the Purchase Agreement and the right to appoint a second director to the Board upon the exercise of all of the Original 2009 Series D Warrants.

Whereas, in connection with the A&R 2009 Series D Warrants and the A&R 2010 Series D Warrants, the Company and Investor desire to clarify Investor’s right, and the continuation of such right, to appoint a second director to the Board upon the exercise of all of the Original 2009 Series D Warrants.

NOW, THEREFORE, in consideration of the covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Voting Agreement.

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Section 2. Conditions to Investor’s Rights. In the event both tranches under the A&R 2010 Series Warrants are not fully exercised or payment is not tendered by the Investor in accordance with the terms therein, then, if requested by the Company,:

(a) Investor shall no longer have the right to appoint a second director to the Board pursuant to Section 2.1(f) of the Voting Agreement and Section 7.6(c) of the M&AA; provided, however, that if Investor has already appointed a second director pursuant to Section 2.1(f) of the Voting Agreement and Section 7.6(c) of the M&AA, Investor will cause such appointed director to resign immediately and the size of the Board shall be reduced by one (1);

(b) Investor hereby consents to and approves the following amendment and restatement of Section 2.1(f) of the Voting Agreement in its entirety:

“(f)	Provided that at any time and for so long as the Softbank Shareholders hold at least eighty percent (80%) of the Series D Preferred Shares (or the Ordinary Shares issuable upon conversion of such Series D Preferred Shares) then outstanding, one (1) designee of the Softbank Shareholders, who shall initially be Masayoshi Son (the “Softbank Designee”). The identity of the person(s) nominated by Softbank to act as a director is subject to the satisfaction and approval of at least a majority of the Board of Directors, acting reasonably (such approved nominee also being referred to herein as a “Softbank Designee”). In the event of rejection of the proposed Softbank Designee, the Softbank Shareholders shall be entitled to designate another nominee; and”

(c) Investor hereby consents to and approves the following amendment and restatement of Section 7.6(c) of the M&AA in its entirety and agrees to vote all of the Shares owned by Investor, by written consent, or at any annual or special meeting, and take all other actions requested by the Company within his, her or its control (whether in Investor’s capacity as a shareholder, director or officer of the Company or otherwise), so as to cause Section 7.6(c) of the M&AA to be so amended:

“(c)	For so long as the Softbank Shareholders hold at least eighty percent (80%) of the then outstanding Series D Preferred Shares or the Ordinary Shares issuable upon conversion of such Series D Preferred Shares, the Softbank Shareholders shall constitute a Specified Group (as defined in Article 74.4 below) and have the right to designate one Director. The nominees designated by the Softbank Shareholders are subject to the satisfaction and approval (which shall not be unreasonably withheld or delayed) of at least a majority of the Board of Directors, and the Softbank Shareholders shall be entitled to designate another nominee in the case of any nominee the approval of whom is withheld. The Softbank Director designees shall not be removed for any reason without the prior written consent of the Softbank Shareholders.”

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Section 3. Miscellaneous.

(a) Notices. All notices, notifications, demands, requests, waivers, consents or other communications under this Agreement shall be delivered in accordance with Section 20 of the Voting Agreement.

(b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Amendment and Waiver, etc. This Agreement may be amended only with the written consent of the Company and Investor. No failure or delay on the part of the Company or Investor in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Investor at law or in equity or otherwise. No waiver of or consent to any departure by the Company or Investor from any provision of this Agreement shall be effective unless signed in writing by the waiving or consenting party.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Governing Law.

(i) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(ii) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement to be brought by or on behalf of any of the parties will be brought or otherwise commenced in any state or federal court located in New York County, the State of New York. With respect to any such action, each party to this Agreement: (A) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the county and city of New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding; (B) agrees that each state and federal court located in the County of New York, the State of New York, shall be deemed to be a convenient forum; and (C) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the county and city of New York, the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

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(iii) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the transactions contemplated by this Agreement. Each of the parties hereto hereby (A) certifies that no representative, agent or attorney of the other parties has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section 3(f).

(g) Entire Agreement. This Agreement, the A&R 2009 Series D Warrants, the A&R 2010 Series D Warrants, the Voting Agreement, and the M&AA constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein.

(h) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) Further Assurances. The parties shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes set forth herein, without any financial obligation to such parties. Time is of the essence with respect to the parties’ obligations herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

OAK PACIFIC INTERACTIVE

By:	/s/ Joseph Chen

Name:	Joseph Chen
Title:	Chairman and Chief Executive Officer

SOFTBANK CORP.

By:	/s/ Masayoshi Son

Name:	Masayoshi Son
Title:	Chairman and CEO

Signature Page to Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

OAK PACIFIC INTERACTIVE

By:	/s/ Joseph Chen

Name:	Joseph Chen
Title:	Chairman and Chief Executive Officer

SOFTBANK CORP.

By:	/s/ Masayoshi Son

Name:	Masayoshi Son
Title:	Chairman and CEO

Signature Page to Agreement